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                                                                    EXHIBIT 4.40


SUBSCRIPTION AGREEMENT


between:


KHUMO BATHONG HOLDINGS (PROPRIETARY) LIMITED
(Registration number 1998/007546/07)
("KBH")


and


DURBAN ROODEPOORT DEEP, LIMITED
(Registration number 1895/000926/06)
("the Company")


                                                           BOWMAN GILFILLAN INC.
                                                     9th Floor, Twin Towers West
                                                                    Sandton City
                                                                   Sandton, 2146
                                                       Telephone: (011) 881-9800
                                                             Fax: (011) 883-4505

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                                TABLE OF CONTENTS

1.   INTERPRETATION............................................................3
2.   CONDITIONS PRECEDENT......................................................6
3.   AGREEMENT TO SUBSCRIBE FOR AND ISSUE SHARES...............................8
4.   ISSUE OF SHARES...........................................................8
5.   RESTRICTIONS ON KBH.......................................................9
6.   CO-OPERATION.............................................................10
7.   CONFIDENTIALITY..........................................................11
8.   ARBITRATION..............................................................11
9.   COSTS....................................................................12
10.  GENERAL..................................................................13
11.  ADDRESSES................................................................14

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WHEREAS:

KBH wishes to invest R68 027 000 (sixty eight million and twenty seven thousand
Rand) in the Company by subscribing for 4 794 889 (four million seven hundred and ninety four thousand and eight hundred and eighty nine) Ordinary Shares, and the Company is willing to allot and issue to KBH 4 794 889 (four million seven hundred and ninety four thousand and eight hundred and eighty nine) Ordinary Shares, on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:


1.      INTERPRETATION

1.1             DEFINITIONS

                For the purposes of this Agreement, and the preamble, unless the context requires otherwise, the parties defined in the heading of this Agreement shall retain such definitions and the words and expressions set out below shall have the meanings assigned to them, namely:

        1.1.1   "the Act"                    means the Companies Act, 1973, as
                                             amended;

        1.1.2   "this Agreement"             means this Subscription Agreement;

        1.1.3   "Board of Directors"         means the board of directors of the
                                             Company or any duly appointed
                                             committee thereof from time to
                                             time;

        1.1.4   "Business Day"               means any day other than a
                                             Saturday, Sunday or statutory
                                             holiday in South Africa;

        1.1.5   "the Company"                means Durban Roodepoort Deep,
                                             Limited, a company registered in
                                             accordance with the laws of South
                                             Africa under Registration Number

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                                             1895/000926/06;

        1.1.6   "Effective Date"             means the date on which all the
                                             conditions set out in clause 2.1
                                             are fulfilled or deemed to be
                                             fulfilled and upon which this
                                             Agreement becomes unconditional and
                                             accordingly takes effect;

        1.1.7   "the JSE"                    means The JSE Securities Exchange
                                             South Africa;

        1.1.8   "KBH"                        means Khumo Bathong Holdings,
                                             (Proprietary) Limited, a company
                                             registered in accordance with the
                                             laws of South Africa under
                                             Registration Number 1998/007546/07;

        1.1.9   "Ordinary Shares"            means ordinary no par value shares
                                             in the stated capital of the
                                             Company;

        1.1.10  "Parties"                    means KBH and the Company and
                                             "Party" means any one of them;

        1.1.11  "South Africa"               means the Republic of South Africa
                                             as constituted from time to time;

        1.1.12  "Signature Date"             means the last date on which this
                                             Agreement is signed by the Parties;

        1.1.13  "the Subscription Date"      means the date and time on which
                                             the matters referred to in clause 4
                                             are duly completed in accordance
                                             with the requirements of that
                                             clause; and

        1.1.14  "Subscription Shares"        means the 4 794 889 (four million
                                             seven hundred and ninety four
                                             thousand and eight

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                                             hundred and eighty nine) Ordinary
                                             Shares which KBH is desirous of
                                             subscribing for in terms of this
                                             Agreement.

1.2             GENERAL INTERPRETATION

                In addition to the definitions in clause 1.1, unless the context requires otherwise:

1.2.1                   the singular shall include the plural and vice versa;

1.2.2 a reference to any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.3 any reference to a natural person includes an artificial person and vice versa;

1.2.4 any word or expression defined in and for the purposes of this Agreement shall, if expressed in the singular, include the plural and vice versa and a cognate word or expression shall have a corresponding meaning;

1.2.5 words and expressions defined in the Act, which are not defined in this Agreement, shall bear the same meanings in this Agreement as those ascribed to them in the Act;

1.2.6 references to a statutory provision include any subordinate legislation made from time to time under that provision, references to a statutory provision include that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.7 references in this Agreement to "clauses" are to clauses to this Agreement; and

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1.2.8                   where an obligation pursuant to this Agreement is
                        expressed to be undertaken or assumed by any Party, such obligation shall be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which that Party is able to exercise (whether directly or indirectly) in order to secure performance of that obligation.

2.      CONDITIONS PRECEDENT

2.1 The whole of this Agreement (except for this clause 2 and clauses 1, 6, 7, 8, 9, 10 and 11) shall be subject to the fulfilment or deemed fulfilment of all the following conditions precedent within 120 (one hundred and twenty) days of the Signature Date or by such later date as the Parties may agree upon in writing:

2.1.1 KBH raising adequate finance in the amount of R66 303 550 (sixty six million three hundred and three thousand five hundred and fifty Rand) for the purpose of acquiring the Subscription Shares;

2.1.2 the passing of resolutions by the Company in general meeting authorising the Company to allot and issue to KBH the Subscription Shares in accordance with the provisions of section 82(1) of the Act, and the registration of those resolutions in accordance with the requirements of the Act, if so required;

2.1.3 the passing of a resolution by the Board of Directors approving the terms of, and the transactions contemplated by, this Agreement and authorising any of the directors of the Company to execute this Agreement and any ancillary documentation;

2.1.4 the passing of a resolution by the board of directors of KBH approving the terms of, and the transactions contemplated by, this Agreement and authorising any of the directors of KBH to execute this Agreement and any ancillary documentation;

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2.1.5                   all appropriate approvals and processes, to the extent
                        required, having been obtained and complied with, in accordance with the Listings Requirements of the JSE;

2.1.6 all appropriate approvals and processes, to the extent required, having been obtained and complied with, in accordance with the Listings Requirements of the London Stock Exchange;

2.1.7 all appropriate approvals and processes, to the extent required, having been obtained and complied with, in accordance with the Listings Requirements of the Australian Stock Exchange;

2.1.8 all appropriate approvals and processes, to the extent required, having been obtained and complied with, in accordance with the Listings Requirements of the Paris Bourse;

2.1.9 all appropriate approvals and processes, to the extent required, having been obtained and complied with, in accordance with NASDAQ;

2.1.10 KBH and The Industrial Development Corporation of South Africa Limited having become the owners of 3% (three per cent) and 57% (fifty seven per cent) respectively of the issued share capital of Crown Gold Recoveries (Proprietary) Limited.

2.2 The condition precedent in clause 2.1.1 is stipulated for the sole benefit of KBH and KBH may waive such condition precedent in writing to that effect, and upon any such waiver the condition precedent shall be deemed to have been fulfilled. It is recorded that the conditions precedent in clauses 2.1.2 to
                2.1.10 are stipulated for the benefit of both Parties.

2.3 Except for the provisions of clause 2.1.1 and clause 2.1.10, if any approval or consent required for the fulfilment of any condition precedent is granted subject to any condition which adversely affects the Company to a material extent, the approval shall be deemed not to have been given if the Company so requires, and gives written notice to that effect to KBH within 30 (thirty) days from the date on which the approval in question is granted.

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2.4             If any one of the conditions precedent is not fulfilled, deemed to be fulfilled or waived during the period set out in clause 2.1, then this Agreement (except for this clause 2 and clauses 1, 6, 7, 8, 9, 10 and 11) shall not take effect unless otherwise agreed in writing by the Parties.

2.5 The Parties shall use their reasonable endeavours to do whatever may be necessary to procure the fulfilment of the conditions precedent set out in clause 2.1 and shall co-operate fully with each other for that purpose.

3.      AGREEMENT TO SUBSCRIBE FOR AND ISSUE SHARES

        KBH agrees to subscribe for, and the Company agrees to allot and issue to KBH, the Subscription Shares for a cash subscription price of R68 027 000 (sixty eight million and twenty seven thousand Rand), with effect from the Subscription Date and in accordance with the terms and subject to the conditions of this Agreement.

4.      ISSUE OF SHARES

        Unless otherwise agreed by the Parties in writing, a meeting shall be held within 7 (seven) Business Days from the Effective Date, provided that such date shall not be earlier than the Closing Date (as defined in the Share Purchase Agreement entered into between Crown Consolidated Gold Recoveries Limited, The Industrial Development Corporation of South Africa Limited, KBH and the Company simultaneously with the signature of this Agreement), at the offices of Bowman Gilfillan Inc., 9th Floor, Twin Towers West, Sandton City, Sandton at 14h00 or such later date and time as the Parties may agree upon in writing, at which KBH shall subscribe for the Subscription Shares and the Company will allot and issue the Subscription Shares to KBH against receipt in cash of the subscription of R68 027 000 (sixty eight million and twenty seven thousand Rand) by means of a telegraphic transfer, for value at the Subscription Date, to a bank account of the Company in South Africa, which shall have been designated by the Company giving written notice to KBH at least 24 (twenty four) hours before the Subscription Date..

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5.      RESTRICTIONS ON KBH

5.1 KBH undertakes that it will not sell, alienate or otherwise dispose of the Subscription Shares other than in accordance with the provisions of clause 5.2.

5.2 If KBH wishes to sell, alienate or otherwise dispose of all or some of the Subscription Shares, KBH shall first offer for sale to the Company all or some of the Subscription Shares by means of written notice to that effect (a "Transfer Notice") on the same terms and conditions of any proposed transfer as those offered to a proposed third party (the "Third Party Purchaser") together with details of the Third Party Purchaser, the purchase price and other material terms offered by KBH to the Third Party Purchaser. To give effect to this provision, the Company shall issue the Subscription Shares in a material form and KBH hereby authorises the Company to hold the share certificate evidencing the ownership of the Subscription Shares in trust on behalf of KBH and the Company shall not be bound to release such share certificate at the instruction of KBH if such instruction is pursuant to a transaction which is in breach of this clause 5.

5.3 On receipt of the Transfer Notice, the Company shall have the right but shall not be bound to place the Subscription Shares at the purchase price specified in the Transfer Notice (or at such other price as may be agreed between KBH and the Company) with another purchaser of the Company's choice, by giving written notice to KBH to that effect within 21 (twenty one) days of the receipt of the Transfer Notice.

5.4 If the Company does not exercise its rights under clause 5.3, KBH shall be entitled to sell and transfer the Subscription Shares on a bona fide arm's length sale to the Third Party Purchaser with the written consent of the Company at a price which is not less than the purchase price specified in the Transfer Notice.

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5.5             DRD acknowledges that KBH intends to pledge the Subscription
                Shares to The Industrial Development Corporation of South Africa Limited as security for a loan of R66 303 550 (sixty six million three hundred and three thousand and five hundred and fifty) by The Industrial Development Corporation of South Africa Limited to Crown Gold Resources (Proprietary) Limited. The Parties agree that the pledge by KBH of the Subscription Shares for that purpose shall not constitute a breach of clause 5.1, and that the transfer or sale of the Subscription Shares by The Industrial Development Corporation of South Africa Limited pursuant to its due enforcement of such pledge shall not constitute a breach of clause 5.2.

5.6 KBH undertakes to DRD to procure that, forthwith upon lapse of the pledge referred to in clause 5.5 for any reason, the share certificate evidencing the ownership of the Subscription Shares is delivered to DRD, to be held by DRD for the purposes of, and in accordance with, the provisions of clause 5.2.

6.      CO-OPERATION

        Each Party to this Agreement undertakes to do such things, perform such acts, to take all such steps and to procure the doing of all such things, the performance of all such acts and the taking of all such steps as may be necessary, incidental and conducive to give effect to the terms, conditions and import of this Agreement.

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7.      CONFIDENTIALITY

7.1 Each Party undertakes to the other that this Agreement and all negotiations relating to its conclusion shall remain strictly confidential between them and no disclosure thereof shall be made to any third party other than the professional advisers of the Parties, The Industrial Development Corporation of South Africa Limited, Crown Consolidated Gold Recoveries Limited and Crown Gold Recoveries (Proprietary) Limited and their professional advisers or as is necessary to give effect to its provisions and to comply with the listing requirements of the various stock exchanges and the Act as set out in clause 2. Only such disclosures as have been agreed by both Parties in writing shall be made.

7.2 KBH undertakes that while this Agreement remains in force it shall keep confidential and not disclose any information about the Company or its business to any third party unless KBH is under a legal obligation to make the disclosure or the information is in the public domain.

8.      ARBITRATION

8.1 Any dispute arising out of this Agreement or the interpretation thereof, both while in force and after its termination, may at the election of the Party claiming such dispute, be submitted to and determined by arbitration. Such arbitration shall be held in Johannesburg unless otherwise agreed to and shall be held in a summary manner with a view to it being completed as soon as possible.

8.2 There shall be one arbitrator who shall be, if the question in issue is:

8.2.1 primarily an accounting matter, an independent chartered accountant of 10 (ten) years standing;

8.2.2                   primarily a legal matter, a practising Senior Counsel;
                        and

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8.2.3                   primarily a technical matter, a suitably qualified
                        person.

8.3 The appointment of the arbitrator shall be agreed upon between the Parties, but failing agreement between them within a period of 14 (fourteen) days after the arbitration has been demanded, either of the Parties shall be entitled to request the Chairman for the time being of the Arbitration Foundation of Southern Africa to make the appointment who, in making his appointment, shall have regard to the nature of the dispute.

8.4 The arbitrator shall have the powers conferred upon an arbitrator under the Arbitration Act, 1965, as amended, or re-enacted in some other form from time to time, but shall not be obliged to follow the procedures described in that Act and shall be entitled to decide on such procedures as he may consider desirable for the speedy determination of the dispute, and in particular he shall have the sole and absolute discretion to determine whether and to what extent it shall be necessary to file pleadings, make discovery of documents or hear oral evidence.

8.5 The decision of the arbitrator shall be final and binding on the Parties, and may be made an order of any court of competent jurisdiction. Each of the Parties hereby submits itself to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa should the other Party wish to make the arbitrator's decision an order of that Court.

9.      COSTS

        Each Party shall bear its own legal costs in respect of the negotiation, preparation and conclusion of this Agreement and all other documents necessary to give effect to this Agreement.

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10.     GENERAL

10.1            REMEDIES

                No remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise and each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such party of the right to pursue any other remedy.

10.2            SEVERANCE

                If any provision of this Agreement is rendered void, illegal or unenforceable in any respect under any law it shall be severable from this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.3            SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

                Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to that Party or which thereafter may accrue in respect of any act or omission prior to such termination.

10.4            ENTIRE AGREEMENT

                This Agreement constitutes the entire agreement between the Parties in regard to its subject matter and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties.

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10.5            BINDING AGREEMENT

                This Agreement shall be binding on the Parties hereto and their respective successors and assigns.

10.6            NO PARTNERSHIP

                Nothing in this Agreement shall be deemed to constitute a partnership between the Parties (or any of them) or constitute any Party the agent of any other Party for any purpose.

10.7            COUNTERPARTS

                This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

11.     ADDRESSES

11.1 Each Party to this Agreement chooses the address set out opposite its name below as its address at which all notices, legal processes and other communications must be delivered for the purposes of this Agreement.

11.1.1                  The Company:      45 Empire Road
                                          Parktown
                                          Johannesburg
                                          South Africa
                                          Attn: M Eloff (the Company Secretary)
                                          Fax No. 011 482 1022

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11.1.2                  KBH:              ERPM Main Office
                                          Cnr Main Reef and Pretoria road
                                          Boksburg
                                          Attn: Dr P Ncholo (Chief Executive)
                                          Fax No: 011 917 2542

11.2 Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing.

11.3 Any Party may by written notice to the other change its chosen address to another physical address in South Africa, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressees.

11.4            Any notice or communication to a Party -

11.4.1                  sent by telefax to it at its telefax number; or

11.4.2 delivered by hand to a responsible person during ordinary business hours at its chosen address,

                shall be deemed to have been received, in the case of clause 11.4.1, on the first Business Day after transmission thereof and, in the case of clause 11.4.2, on the day of delivery.

11.5 A copy of any notice or communication sent by telefax to a Party at its telefax number shall forthwith be sent by prepaid registered post to it at its chosen address.

11.6 Notwithstanding anything to the contrary in this clause 11, a written notice or other communication actually received by a Party shall be adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen address.

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SIGNED at Sandton on 12 June 2002

                                        For:  KHUMO BATHONG HOLDINGS
                                              (PTY) LIMITED

                                              /s/ M.P. Ncholo
                                              ----------------------------------
                                              Signatory: M.P. Ncholo
                                              Capacity: CEO
                                              Authority: Resolution

SIGNED at Johannesburg on 12 June 2002

                                        For:  DURBAN ROODEPOORT DEEP,
                                              LIMITED

                                              /s/ Mark Wellesley-Wood
                                              ----------------------------------
                                              Signatory: Mark Wellesley-Wood
                                              Capacity: Director
                                              Authority: Resolution